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Exhibit 10.13

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of                        , 2006 (the "Effective Date") by and between Douglas Emmett, Inc. (the "Company"), Douglas Emmett Properties, LP (the "Partnership"), and William Kamer ("Executive") with respect to the following facts and circumstances:

        WHEREAS, the Company desires to engage Executive as the Chief Financial Officer of the Company, during the Agreement Term (as defined below), on the terms and conditions and for the consideration set forth herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.    Effectiveness; Term of Employment.    Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement for a period commencing on the Effective Date and ending on December 31, 2010. Commencing on January 1, 2011 and on each January 1 thereafter (each an "Extension Date"), the Agreement Term shall be automatically extended for an additional one-year period unless either the Company or Executive provides the other party hereto sixty (60) days' prior written notice before the next Extension Date that the Agreement Term shall not be so extended (the "Agreement Term").

2.    Position; Duties.    During the Agreement Term, Executive shall serve as Chief Financial Officer of the Company and the Partnership. In such position, Executive shall have such duties and authority commensurate with such position as shall be determined from time to time by the Board of Directors of the Company (the "Board") including such duties and responsibilities with respect to any subsidiary, affiliate or joint venture of the Company (each a "Subsidiary"). Executive's duties will be principally performed at the Company's headquarters, which will be located within the West Side of Los Angeles, with such travel as may be required to perform his duties hereunder as reasonably requested by the Company.

3.    Base Salary.    During the Agreement Term, the Company shall pay Executive a base salary at the annual rate of $575,000, payable in regular installments in accordance with the Company's usual payment practices. Executive's salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Committee") and Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole and absolute discretion of the Committee. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

4.    Annual Bonus.    With respect to each full fiscal year commencing during the Agreement Term, Executive shall be eligible to earn an annual bonus award (the "Annual Bonus") based upon reasonable criteria to be reasonably established not later than the first thirty (30) days of that fiscal year by the Compensation Committee of the Board in consultation with Executive. The amount of the bonus shall equal the following percentages of Executive's Base Salary during that fiscal year:

Threshold	Target	Superior	Outperformance
50%	80%	100%	120%

        Unless otherwise approved by the Board in its discretion, no bonus will be payable to Executive for any year if Executive does not meet the Threshold criteria established for that year. The Company will pay any Annual Bonus earned by Executive with respect to a given fiscal year in accordance with the terms and conditions of the Company's annual bonus plan, but no later than the earlier of (i) the fifteenth day of the third month following the end of such fiscal year or (ii) the date that other senior executives are paid similar bonuses.

5.    Long-Term Incentive Compensation.

        5.1.    Option Award.    As of the Effective Date, Executive shall be granted an option to purchase 386,667 shares of Company stock (the "Option Award") pursuant to a separate written Non Qualified Stock Option Agreement under the Company's 2006 Omnibus Stock Incentive Plan (the "Plan"). The Option Award shall be subject to the terms and conditions of that agreement and the Plan.

        5.2.    LTIP Award.    As of the Effective Date, Executive shall be granted 101,500 LTIP Units (the "LTIP Award") pursuant to a separate written LTIP Unit Award Agreement under the Plan. The LTIP Award shall be subject to the terms and conditions of that agreement and the Plan.

6.    Employee Benefits.    During the Agreement Term, Executive shall be entitled to participate in the Company's employee welfare and retirement benefit plans and perquisite programs as in effect, and subject to such modification as the Company may determine necessary or appropriate, from time to time (collectively "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company, plus (i) $1,200 per month for the purchase of health insurance benefits during any period in which he is not participating in the Company's health plan and (ii) a car allowance of $500 per month.    During the Agreement Term, Executive shall have the right (i) to participate in any future compensation plans implemented for executives of the Company on a basis commensurate with his position and (ii) to be indemnified by the Company for all actions taken as an officer, director or agent of the Company or its Subsidiaries to the full extent provided under law or pursuant to the Indemnification Agreement of even date herewith. Subject to the policies and procedures of the Company, in addition to any accrued personal time off ("PTO") accrued with respect to service to the predecessors of the Company, Executive shall be entitled to accrue twenty five (25) paid days of PTO per year during the Agreement Term.

7.    Business Expenses.    During the Agreement Term, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the Company's policies as in effect from time to time.

8.    Termination.    Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company. Following Executive's termination of employment, except as set forth in this Section 8, Executive (and Executive's legal representative and estate) shall have no further rights to any compensation or any other benefits under this Agreement.

        8.1.    Definitions.

        "Accrued Rights" means the sum of the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) a payment in respect of all unpaid, but accrued and unused PTO through the date of termination; (iii) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year (i.e., not for the year of employment termination); (iv) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of termination; (v) such rights, if any, under the Option Award, the LTIP Award and other compensation programs and Employee Benefits to which Executive may be entitled upon termination of employment according to the documents governing such benefits; and (vi) any existing rights to indemnification for prior acts through the date of termination.

        "Cause" means any of the following: (i) any act or omission by Executive which constitutes intentional misconduct or a willful violation of law; (ii) an act of fraud, conversion, misappropriation or embezzlement by Executive or conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony, the equivalent thereof or any crime involving any moral turpitude with respect to which imprisonment is a common punishment; or (iii) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant of the Company or any Subsidiary which continues for ten (10) days following written notice from the Company or any Subsidiary (except in the case of a willful failure to perform his duties or a willful breach, which shall require no notice). For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered "willful" unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any Subsidiary.

        "Change of Control" shall be deemed to have occurred if

            (i)  there shall be consummated (a) any consolidation or merger of the Company, other than a merger or consolidation of the Company in which (1) the holders of the Company's common stock immediately prior to the merger or consolidation have at least fifty one percent (51%) ownership of the total voting power of the surviving entity immediately after the merger or consolidation, and (2) no person (other than an Exempted Holder as defined below) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, 20% or more of the total voting power of the surviving entity or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

           (ii)  the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or

          (iii)  any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than an Exempted Holder (as defined below) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's common stock. "Exempted Holder" means (a) the Company or any majority-owned Subsidiary (provided that this exclusion applies solely to the ownership levels of the Company or the majority-owned Subsidiary); (b) any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust sponsored or maintained by the Company or any Subsidiary; (c) any underwriter or placement agent temporarily holding securities pursuant to an offering of such securities; or (d) Dan Emmett, Jordan Kaplan or Ken Panzer, their immediate family members and family trusts or family-only partnerships and any charitable foundations, any entities in which they and their families beneficially own a majority of the voting interests, and any "group" (as described in Rule 13d-5(b)(i) under the Exchange Act) including them. However, a Change in Control shall not be deemed to have occurred if a person's percentage interest increases over twenty percent (20%) solely as a result of a decrease in the outstanding stock because of an acquisition of securities by the Company; provided, however, that a "Change in Control" shall be deemed to have occurred on any subsequent acquisitions of the Company's common stock by that person (other than pursuant to a stock split, stock dividend, or similar transaction) at a time when that person beneficially owns twenty percent (20%) or more of the Company's outstanding common stock, or

          (iv)  the Board shall cease for any reason to have a majority of Uncontested Directors. "Uncontested Directors" means directors who were initially elected or initially nominated (a) by a vote of at least two-thirds of the then Uncontested Directors and (b) not as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation.

        "Disability" means physical or mental incapacity whereby Executive is unable with or without reasonable accommodation for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive's duties.

        "Good Reason" shall be present where Executive gives notice to the Board of his voluntary resignation (a) within one hundred and twenty (120) days after the occurrence of any of the following, without Executive's written consent: (i) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder, subject to a ten (10) day cure period by the Company (except in the case of a willful failure which shall require no notice); (ii) diminution in Executive's status, including, title, position, duties, authority or responsibility, subject to a thirty (30) day cure period by the Company (except in the case of a willful breach, which shall require no notice); (iii) relocation of the Company's executive offices to a location outside of the West Side of Los Angeles; or (iv) the failure of the Company to obtain the express written assumption of this Agreement pursuant to Section 11.5 hereof (unless such Agreement is assumed by operation of law); (b) within eighteen (18) months after the occurrence of a Change of Control.

        8.2.    Termination by the Company for Cause or By Executive's Resignation without Good Reason.    The Agreement Term and Executive's employment hereunder may be terminated by the Company for Cause and shall terminate upon Executive's resignation without Good Reason, and in either case Executive shall be entitled to receive only his Accrued Rights.

        8.3.    Death/Disability.    The Agreement Term and Executive's employment hereunder shall terminate upon Executive's death or Disability. Upon termination of Executive's employment hereunder due to death or Disability, Executive's legal representative or estate (as the case may be) shall be entitled to receive (i) the Accrued Rights plus (ii) an amount equal to a pro-rated portion of the Annual Bonus Executive otherwise would have been paid for the fiscal year in which such termination of employment occurs, payable when the Annual Bonus would otherwise have been paid to Executive pursuant to Section 4, based upon (a) actual performance for such fiscal year, as determined at the end of such fiscal year and (b) the percentage of such fiscal year that shall have elapsed through the date of Executive's termination of employment; plus (iii) continued medical benefits for Executive and Executive's spouse and eligible dependents who at the time of Executive's termination are enrolled in the Company's medical plan. Such benefits shall be substantially identical to the benefits maintained for other senior executives of the Company and shall be provided for a period of twelve (12) months following Executive's termination of employment. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA") for such period and that the Company may satisfy such obligation by paying any applicable COBRA premiums.

        8.4.    Termination by the Company without Cause or Resignation by Executive for Good Reason.    The Agreement Term and Executive's employment hereunder may be terminated by the Company without Cause at any time and for any reason or by Executive's resignation for Good Reason at any time upon thirty (30) days written notice by the terminating party, although the Company may waive services during that period. If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive (i) the Accrued Rights, plus (ii) provided that Executive first executes and returns to the Company (and does not revoke) a release of all claims that is in form and substance reasonably satisfactory to the Company, and subject to Executive's continued compliance with the provisions of Section 9 of this Agreement (to the extent expressly applicable after the Agreement Term):

          8.4.1. an amount, payable in a lump sum without discount within 30 days of the date of termination, equal to two (2) times the average of Executive's compensation over the last three full calendar years ending prior to the termination date including (i) the Base Salary; (ii) the Annual Bonus and (iii) the value (based on a Black Scholes formula in the case of options and value of the underlying grants in the case of LTIP or outperformance plans) of any equity (including stock, LTIPs and options) or other compensation plans granted or awarded to Executive. In the event that there are less than three full calendar years completed after the execution of this Agreement, the average shall be based on (i) 2006 (including compensation paid by the predecessor of the Company) and (ii) any other full completed years prior to the date of termination.

          8.4.2. continued medical and dental benefits for Executive, Executive's spouse and Executive's eligible dependents, who at the time of Executive's termination are enrolled in the Company's benefits plans provided for a period of two (2) years following Executive's termination of employment. Such benefits shall be substantially identical to the benefits maintained for other senior executives of the Company. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period and that the Company may satisfy such obligation by paying any applicable COBRA premiums or causing such premiums to be paid.

        8.5.    Notice of Termination.    Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written notice to the other party, which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated and the date of employment termination.

        8.6.    Employee Termination and Officer Resignation.    Upon termination of Executive's employment for any reason, Executive's employment with each of the Company and each Subsidiary shall be terminated and Executive shall be deemed to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and any Subsidiary. Executive shall confirm such resignation(s) in writing to the Company.

9.    Covenants.

        9.1.    Confidentiality.    Executive acknowledges that, in his employment hereunder, he will occupy a position of trust and confidence with the Company and its Subsidiaries. Executive agrees that Executive shall not during the Agreement Term and for two (2) years thereafter, except (i) as may be required to perform his duties hereunder or as required by applicable law or (ii) until such information shall have become public other than by Executive's unauthorized disclosure or (iii) with the prior written consent of the Company, use, disclose or disseminate any trade secrets, confidential information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company and/or any Subsidiary, or their respective businesses, contracts, projects, proposed projects, revenues, costs, operations, methods or procedures.

        9.2.    Non-solicitation.    Executive agrees that, for a period of one (1) year immediately following the end of Executive's employment with the Company, except acting on behalf of the Company during the Employment Term, Executive shall not, either directly or indirectly, solicit or participate in the solicitation of any employee or consultant of the Company to terminate or materially alter his, her or its relationship with the Company or any Subsidiary. This restriction shall not apply to Executive's assistant.

        9.3.    Full time; Non competition.    During the Agreement Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly; except that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any business entity, trade organization or any charitable organization or engaging in any activities or managing his investments and affairs so long as such activities in the aggregate do not interfere with the performance of Executive's duties hereunder or conflict with this Section 9.3 herein. During the Agreement Term, without the prior approval of the Board, Executive shall not in any city, town, county, parish where the Company and/or any Subsidiaries directly or indirectly engages in business or is actively contemplating engaging in business: (i) engage in a competing business for Executive's own account; (ii) enter the employ of, or render any consulting or any other services to, any entity that competes with the Company and/or any of its affiliates; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Section. A business shall not be deemed a "competing business" if it does not invest in or deal with the same basic product type as the Company does from time to time. At this time the basic product type of the Company is large and mid-size office buildings and multi-family properties in Los Angeles County and Hawaii (larger than 50,000 sq. ft. for office properties and 50 units for apartment buildings).

        9.4.    Company Policies.    During the Agreement Term, Executive shall also be subject to and shall abide by all written reasonable policies and procedures of the Company provided to him, including regarding the protection of confidential information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from, time to time, and that Executive remains at all times bound by their most current version to the extent made known to him and reasonable in scope.

        9.5.    Intellectual Property.    Except as permitted in Section 9.3 and as provided under Section 2870 of the California Labor Code, the Company shall be the sole owner of all the products and proceeds of Executive's services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Agreement Term, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive's rights and benefits hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in and to any such products and proceeds of Executive's services hereunder. Notwithstanding the above, Executive shall not be considered to be in breach of this Section 9.5 in connection with any property or other material of a type described in this Section 9.5 which does not become the property of the Company, so long as Executive does not, directly or indirectly, have or obtain any personal interest in such property or material.

        9.6.    General.    Executive and the Company intend that: (i) this Section 9 concerning (among other things) the exclusive services of Executive to the Company and/or its Subsidiaries shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and/or its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable. All of the provisions of this Section 9 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its Subsidiaries and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.

        9.7.    Specific Performance.    Executive acknowledges and agrees that the confidential information, non-solicitation, intellectual property rights and other rights of the Company referred to in Section 9 of this Agreement are each of substantial value to the Company and/or its subsidiaries and affiliates and that any breach of Section 9 by Executive would cause irreparable harm to the Company and/or its Subsidiaries, for which the Company and/or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its Subsidiaries under this Agreement or otherwise, the Company and/or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive's duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages. Furthermore, Executive agrees that any damages suffered by the Company and/or its Subsidiaries as a result of Executive's breach of Executive's duties and obligations under this Agreement shall entitle the Company and/or its Subsidiaries to offset such damages against any payments to be made pursuant to this Agreement, to the extent permitted by applicable law.

10.    Excise Tax Gross-Up Payments.    Company agrees to pay Executive the amount or amounts specified in Schedule B, at such time or times as specified in Schedule B, as an excise tax Gross-Up Payment as provided in Schedule B. In connection therewith, the Company and Executive agree to the provisions of Schedule B, which are incorporated herein by this reference.

11.    Miscellaneous.

        11.1.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles or rules thereof.

        11.2.    Entire Agreement; Amendment.    This Agreement (and the Option Award and the LTIP Award) represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized director of the Company.

        11.3.    No Waiver.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

        11.4.    Severability; Invalid Provision.    In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

        11.5.    Assignment.    This Agreement and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (except to the extent such assumption would occur by operation of law). It is anticipated that the Executive's employer of record and salary and bonus payor may be the Partnership or another Subsidiary, but the Company and the Partnership will be jointly and severally liable for all amounts payable to Executive hereunder.

        11.6.    Set Off.    The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Subsidiaries to the extent permitted by applicable law.

        11.7.    Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be binding upon the parties' respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        11.8.    Notice.    Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:

If to the Company:	Douglas Emmett, Inc. 808 Wilshire Blvd., Suite 200 Santa Monica, CA 90401 Attention: Chief Executive Officer Telephone: (310) 255-7700
If to Executive:	William Kamer 808 Wilshire Blvd., Suite 200 Santa Monica, CA 90401 Telephone: 310 255 7700

Either party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.

        11.9.    Executive's Representations.    Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that he is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity in any way relating to the right or ability of Executive to be employed by and/or perform services for the Company and its Subsidiaries. Executive further represents and warrants that he has not brought to or disclosed to the Company or to its Subsidiaries, and covenants that he will not bring to or disclose to the Company or to its Subsidiaries or use in connection with his employment with the Company, any trade secrets or proprietary information from any of his prior employers or from any other person or entity.

        11.10.    Cooperation in Third-Party Disputes.    At the request of the Company, Executive shall cooperate with the Company and/or its Subsidiaries and each of their respective attorneys or other legal representatives (collectively referred to as "Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its Subsidiaries or affiliates by any third party. Executive's duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company's and/or its Subsidiaries' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive's knowledge of the matters at issue and recollection of events; (b) appearing at the Company's and/or its Subsidiaries' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive's then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive's knowledge of the matters at issue; and (c) signing at the Company's request declarations or affidavits that truthfully state the matters of which Executive has knowledge. Such services will be without additional compensation if Executive is then employed by the Company or any Subsidiary and for reasonable compensation and subject to his reasonable availability if he is not so employed. The Company shall promptly reimburse Executive for Executive's actual and reasonable travel or other out-of-pocket expenses that Executive may incur in cooperating with the Company and/or its Subsidiaries under this Section 11.10.

        11.11.    Withholding Obligations.    The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order. The amount of compensation payable to Executive pursuant to this Agreement shall be "grossed up" as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of Executive's shared employment by the any Subsidiary.

        11.12.    Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be the same as an original signature.

        11.13.    Interpretation.    Executive understands that this Agreement is deemed to have been drafted jointly by the parties and that the parties had a reasonable opportunity to retain legal counsel for such purpose. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

        11.14.    Headings.    Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

        11.15.    Survival of Provisions.    All other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Agreement Term, shall survive any termination or expiration of this Agreement or of Executive's employment with the Company, and shall be fully enforceable thereafter.

        11.16.    Arbitration of Disputes.    Except as is necessary for Executive and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company's rights under Section 9 of this Agreement) from a court of competent jurisdiction, the Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement (including, but not limited to, any breach or alleged breach of this Agreement, or any dispute concerning the formation of this Agreement, or the validity, scope and/or enforceability of this arbitration provision), Executive's employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Executive, including any and all claims Executive may at any time attempt to assert against the Company, shall be submitted to binding arbitration in Los Angeles, California, in accordance with the rules of JAMS, provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any alleged claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05. The party prevailing in any action shall be entitled to its reasonable attorneys' fees in enforcing its rights hereunder. In any event, the Company shall pay any expenses that Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator's fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. Judgment in a court of competent jurisdiction may be had on any decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles County, California.

        11.17.    Section 409A of the Code.    This Agreement is intended to comply with Section 409A of the Code. Each party to this Agreement intends and agrees that this Agreement shall be interpreted and modified to the minimum extent necessary and to provide as near as possible the same economic benefit to the Executive provided hereunder in the absence of such modification, as mutually agreed by counsel for both parties, so as to avoid the imposition of any excise tax under Section 409A of the Internal Revenue Code and the regulations thereunder.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Douglas Emmett, Inc.	Executive

By:	William Kamer
Title:
Douglas Emmett Properties, LP

By:
Title:

Schedule A

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

        "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1)   Relate at the time of conception or reduction to practice of the invention to the employer's business, or actually or demonstrably anticipated research or development of the employer; or

          (2)   Result from any work performed by the employee for the employer.

        (b)   To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Schedule B

Excise Tax Gross Up

I.
Subject to the following provisions of this Schedule B, but otherwise anything in this Agreement to the contrary notwithstanding, in the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G of the Code or any successor provision or any person affiliated with the Company or such person) as a result of such change in ownership or effective control, but determined without regard to any additional payments required under this Schedule B (a "Payment") would be subject to the excise tax imposed by Section 4999 of the 1986 Internal Revenue Code, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment (a "Gross-Up Payment") to Executive in an amount such that, after payment by Executive of all income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

II.
Subject to the provisions of Paragraph III of this Schedule B, all determinations required to be made under this Schedule B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Executive (the "Executive Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier times as is requested by Executive. If Executive Accounting Firm determines that no Excise Tax is payable by Executive, it shall, upon the written request of Executive, furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The calculations prepared by Executive Accounting Firm shall be reviewed on behalf of the Company by the Company's independent auditors (the "Company Accounting Firm") which shall provide its conclusions, together with detailed supporting calculations, both to the Company and Executive within fifteen (15) business days after receipt of the calculations and supporting materials prepared by Executive Accounting Firm. In the event of a dispute between the Company Accounting Firm and Executive Accounting Firm, such firms shall, within five (5) business days of receipt of the conclusions and supporting materials prepared by the Company Accounting Firm, jointly select a third nationally recognized certified public accounting firm (the "Third Accounting Firm") to resolve the dispute. The Third Accounting Firm shall submit its conclusions to the Company and Executive within fifteen (15) business days after receipt of notice of its appointment hereunder and the decision of the Third Accounting Firm shall be final, binding and conclusive upon Executive and the Company subject to any determination by the Internal Revenue Service. All fees and expenses of all such accounting firms shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) business days after the earlier of acceptance by the Company of the calculations prepared by Executive Accounting Firm or the Company's receipt of the Third Accounting Firm's determination.

III.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of whether any Gross-Up Payment should be made hereunder, it is possible that a Gross-Up Payment will have been due but not made by the Company (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant this Schedule B and Executive thereafter is required to make a payment of any Excise Tax, Executive Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

IV.
Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable (but not later than ten (10) business days after Executive is informed in writing of such claim) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

  1.
  Give the Company any information reasonably requested by it relating to such claim;

  2.
  Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and acceptable to Executive;

  3.
  Cooperate with the Company in good faith in order effectively to contest such claim; and

  4.
  Permit the Company to participate in any proceedings relating to such claim.

V.
The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with a contest of a claim under Paragraph IV of this Schedule B and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Schedule B, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that if any such advance would be in violation of the Sarbanes-Oxley Act the Company shall pay, rather than advance, the amounts to Executive. Any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

VI.
If, after the receipt by Executive of an amount advanced by the Company pursuant to this Schedule B, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Schedule B) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Schedule B, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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